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                                                                    Exhibit 11.1


                           UNIVERSAL ELECTRONICS INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                          Three Months Ended March 31,


                                        2000               1999
                                     -----------        -----------
Common stock outstanding
   beginning of period                13,665,000         12,794,000
                                     -----------        -----------

Weighted average common
   stock outstanding from
   exercise of stock options,
   treasury stock purchases
   and employee benefit plan              30,000            203,000
                                     -----------        -----------

Weighted average common
   stock outstanding                  13,695,000         12,997,000
                                     ===========        ===========

Stock options                          1,368,000            405,000

Weighted average common
   stock and common stock
   equivalents outstanding            15,063,000         13,402,000
                                     ===========        ===========

Net income attributable to
   common stockholders               $ 1,034,000        $   449,000
                                     ===========        ===========

Net income per common
   stock and common stock
   equivalents:

Basic                                $      0.08        $      0.03
                                     ===========        ===========
Diluted                              $      0.07        $      0.03
                                     ===========        ===========



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